Exhibit 99.2

Viveve Appoints Scott Durbin as Chief Executive Officer

ENGLEWOOD, CO, May 10, 2018 -- Viveve Medical, Inc. (NASDAQ: VIVE), a medical technology company focused on women's intimate health, today announced that Scott Durbin has been appointed as the company’s Chief Executive Officer, effective immediately. Mr. Durbin, a seasoned healthcare executive and the company’s former Chief Financial Officer, will also join the Board of Directors.

Mr. Durbin’s appointment follows Patricia Scheller’s decision to step down from her position as Chief Executive Officer to pursue other personal and business opportunities. Ms. Scheller will remain on the Viveve Board of Directors.

The company also named Debora Jorn, a director at Viveve since May 2016, as Senior Advisor to the CEO. Ms. Jorn led the successful launch of a major brand for the treatment of incontinence for Pharmacia and has over 30 years of commercial experience building global pharmaceutical, aesthetics and OTC businesses.

Dan Janney, Chairman of the Board, said, “Scott is uniquely qualified to lead Viveve into the next stage of growth given his significant operational and clinical experience, and 5-year tenure as the company’s Chief Financial Officer. We are extremely pleased to promote Scott at this important juncture for Viveve, as the company continues to solidify its position as a leader in women’s intimate health and develop its innovative CMRF technology for the treatment of Stress Urinary Incontinence. We are also delighted that Debora Jorn will be taking an active advisory role in supporting Scott as the company advances toward a potential launch in the large, unsatisfied incontinence market.”

Mr. Janney went on to say, “The Board and I want to thank Patricia Scheller for her many contributions to Viveve. She established the company and product branding, built a strong management team and led its initial development into a global business. We support her decision to step down and agree this is the opportune time for Scott to lead Viveve into its next phase of commercial growth.”

Mr. Durbin said, “I am extremely excited and honored to be chosen to lead Viveve into this next phase of growth. Viveve’s commitment to improve the intimate health and wellness of women around the world is one I continue to passionately share with our employees and stakeholders. I look forward to working more closely with Debora, the Board and the entire organization to drive the growth of the current business while rapidly advancing our development and commercialization programs in female sexual function and SUI.”

About Viveve

Viveve Medical, Inc. is a women's intimate health company passionately committed to advancing new solutions to improve women's overall well-being and quality of life. The internationally patented Viveve® System incorporates clinically-proven cryogen-cooled, monopolar radiofrequency (CMRF) technology to uniformly deliver volumetric heating while gently cooling surface tissue to generate robust neocollagenesis in a single, in-office session.

International regulatory approvals and clearances have been received for vaginal laxity and/or improvement in sexual function indications from over 55 countries. Viveve received approval of an Investigational Device Exemption (IDE) application from the U.S. Food and Drug Administration (FDA) in March of 2018 to proceed with VIVEVE II, a multicenter, randomized, double-blind, sham-controlled study to assess improvement of sexual function in women following childbirth. Initiation of the trial is expected to begin in the second quarter of 2018 and if successful, could support a marketing application for a new US commercial indication. Currently, in the United States, the Viveve® System is cleared by the FDA for use in general surgical procedures for electrocoagulation and hemostasis.

InControl Products by Viveve are FDA-cleared medical devices that treat stress, urge, and mixed incontinence conditions and that improve pelvic floor strength. Viveve exclusively distributes InControl Medical's products to healthcare providers in the United States.

For more information visit Viveve's website at www.viveve.com.

Safe Harbor Statement

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

Viveve is a registered trademark of Viveve, Inc.
Geneveve is a trademark of Viveve, Inc.

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